Exhibit 5.1

Taft Stettinius & Hollister LLP

One Indiana Square, Suite 3500

Indianapolis, IN 46204

July 13, 2018

Skyline Champion Corporation

P.O. Box 743

S520 By-Pass Road

Elkhart, IN 46515

Ladies and Gentlemen:

We have acted as counsel to Skyline Champion Corporation, an Indiana corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (as finally amended, the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on July 13, 2018. The Registration Statement relates to the offering from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”) and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), (i) by the Company of shares of common stock, par value $0.0277 per share (the “Common Stock”), and (ii) 46,033,375 shares of Common Stock (the “Reoffer Shares”) beneficially owned by certain shareholders of the Company, each on terms to be determined at the time of the offering. All capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Registration Statement.

In arriving at the opinions expressed below, we have examined the following:

i.	the Certificate of Incorporation and Bylaws of the Company, in each case as amended to date;

ii.	the Registration Statement;

iii.	the Prospectus; and

iv.	the originals or copies certified or otherwise identified to our satisfaction of such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all the documents supplied to us as originals, and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies. In conducting our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

In rendering the opinions expressed below with respect to the Common Stock, we have assumed that the consideration paid for the Common Stock offered by the Company will comply with Section 23-1-26-2 of the Indiana Business Corporation Law (the “IBCL”) or any successor provision.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.	When (a) an appropriate prospectus supplement with respect to the Common Stock has been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder, (b) if the Common Stock is to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect thereto has been duly authorized, executed and delivered by the Company and the other parties thereto, (c) the Board (and the shareholders of the Company, if their approval is required) has taken all necessary action to approve the issuance of the Common Stock, the terms of the offering thereof and related matters and (d) the Common Stock has been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Board, upon payment (or delivery) of the consideration therefor provided for therein, the Common Stock will be validly issued, fully paid and nonassessable.

2.	The Reoffer Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We express no opinion other than as to the federal laws of the United States of America and the laws of the State of Indiana. The Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Taft Stettinius & Hollister LLP
Taft Stettinius & Hollister LLP